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                                                                   EXHIBIT 10.40

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re                                 :   Case No. 01-16345 (BRL)

LODGIAN, INC., et al.,                :   (Jointly Administered)

                      Debtors.        :   Chapter 11
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      STIPULATION AND ORDER AMONG THE DEBTORS AND CRIIMI MAE SERVICES L.P.
           AS SPECIAL SERVICER, PROVIDING FOR (i) LIMITED USE OF CASH
         COLLATERAL AND ADEQUATE PROTECTION AND (ii) RELATED RELIEF (LOW
                                LEVERAGE DEBTORS)

RECITALS

      FACTUAL BACKGROUND

            A. On December 20, 2001 (the "Filing Date"), Lodgian, Inc. ("Lodgian") and the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors") filed with this Court voluntary petitions for relief commencing cases (the "Cases") under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code").(1)

            B. Since the Filing Date, the Debtors have remained in possession of their businesses and properties pursuant to sections 1107 and 1108 of the Bankruptcy Code.

            C. On January 8, 2002, the Office of the United States Trustee appointed a seven (7) member official committee of unsecured creditors (the "Committee").

            D. On the Filing Date, the Debtors filed several motions including a motion pursuant to Sections 105, 362, 363, 364, 503(b) and 507 of the Bankruptcy Code for orders, inter

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(1) All of the Debtors filed their Chapter 11 petitions on the Filing Date, except Worcester Hospitality, L.P., Lodgian Hotels, Inc., Brecksville Hospitality, L.P. and Sioux City Hospitality, L.P. These four entities filed their Chapter 11 petitions on December 21, 2001.

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alia, authorizing the Debtors to (A) obtain postpetition financing on a super-priority secured basis, and (B) use cash collateral and providing adequate protection in connection therewith (the "DIP/Cash Collateral Motion"). (2)

            E. On December 21, 2001, the Court entered an interim order authorizing the Debtors to use cash collateral of the Pre Petition Mortgage Lenders pending a final hearing (the "Interim Cash Collateral Order"), which hearing is scheduled to occur on February 13, 2002 (the "Final Hearing").

            F. On December 21, 2001, the Court also entered an interim order authorizing Lodgian to borrow up to a maximum aggregate principal amount of $10,000,000 in accordance with the terms of the DIP Credit Agreement pending the Final Hearing (the "Interim DIP Order").

            G. It is anticipated that following the Final Hearing the Court will enter a final cash collateral order (the "Final Cash Collateral Order") and a final order authorizing Lodgian to borrow up to a maximum aggregate principal amount of $25,000,000 in accordance with the terms of the DIP Credit Agreement pending the Final Hearing (the "Final DIP Order").

            H. In accordance with the Final DIP Order, among other things, (i) all of the Debtors other than Lodgian will be authorized to guarantee the amounts borrowed by Lodgian under the DIP Credit Agreement upon the conditions set forth therein; (ii) pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Debtors' obligations under the DIP Credit Agreement shall be authorized to constitute obligations with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims under sections 105, 326, 328,

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(2) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings assigned to them in the DIP/Cash Collateral Motion.


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506(c) or 507 of the Bankruptcy Code, subject in limited circumstances to the
Carveout; (iii) pursuant to section 364(c)(2) of the Bankruptcy Code, the Agent and the DIP Lenders were granted a perfected first priority security interest in and lien upon all cash and cash equivalents in the Letter of Credit Account under the DIP Credit Agreement and any investment of the funds therein to the Agent and the DIP Lenders; (iv) pursuant to section 364(d)(1) of the Bankruptcy Code, the Debtors will be authorized to grant a perfected priming security interest in and lien to the Agent and the DIP Lenders on all pre- and postpetition property of the Debtors that is subject to the existing liens presently securing the Debtors' indebtedness to the Pre Petition Lenders, but not senior to the interests of any of the liens existing immediately prior to the Filing Date, or to interests in such property arising out of liens to which the liens of the Pre Petition Lenders become subject subsequent to the Filing Date as permitted by section 546(b) of the Bankruptcy Code; and (v) pursuant to section 364(c)(2) of the Bankruptcy Code, the Debtors will be authorized to grant a perfected security interest in and lien to the Agent and the DIP Lenders on all other pre- and postpetition property of the Debtors that, on or as of the Filing Date, was not subject to valid, perfected and non-avoidable liens.

      THE TRUSTS' LOANS

            I. Prior to the Filing Date, Lehman Brothers Holdings Inc., First Union National Bank of North Carolina, Loan Services, Inc. and GMAC Commercial Mortgage Corporation (collectively, the "Originating Lenders") entered into a series of loan transactions (collectively, the "Loans") with certain of the Debtors which are summarized as follows:

                  (i) An agreement, dated as of June 30, 1997, among Lehman Brothers Holdings Inc. ("Lehman Brothers"), as lender, and Melbourne Hospitality Associates Limited


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Partnership, as borrower, pursuant to which Lehman Brothers loaned the borrower the principal sum of $5,600,000 (the "Melbourne Loan Agreement");

                  (ii) An agreement, dated as of June 30, 1997, among Lehman Brothers, as lender, and Fort Wayne Hospitality Associates II, Limited Partnership, as borrower, pursuant to which Lehman Brothers loaned the borrower the principal sum of $1,900,000 (the "Fort Wayne Loan Agreement");

                  (iii) (c) An agreement, dated as of October 21, 1996, among Lehman Brothers, as lender, and Worcester Hospitality Associates Limited Partnership, as borrower, pursuant to which Lehman Brothers loaned the borrower the principal sum of $7,700,000 (the "Worcester Loan Agreement");

                  (iv) An agreement, dated as of April 11, 1997, among Lehman Brothers, as lender, and Servico Frisco, Inc., as borrower, pursuant to which Lehman Brothers loaned the borrower the principal sum of $5,150,000 (the "Servico Frisco Loan Agreement");

                  (v) An agreement, dated as of October 21, 1996, among Lehman Brothers, as lender, and Apico Inns of Pittsburgh, Inc., as borrower, pursuant to which Lehman Brothers loaned the borrower the principal sum of $5,100,000 (the "Apico Loan Agreement");

                  (vi) An agreement, dated as of March 18, 1997, among First Union National Bank of North Carolina ("First Union") as lender, and Atlanta Boston Lodging LLC, as borrower, pursuant to which First Union loaned the borrower the principal sum of $3,600,000 (the "Atlanta Boston Loan Agreement");

                  (vii) An agreement, dated as of January 17, 1996, between Loan Services, Inc. ("Loan Services"), as lender, and 1075 Hospitality, L.P.; Brecksville Hospitality, L.P.; and Sioux City Hospitality, L.P., as borrowers, pursuant to which Loan Services loaned the borrower the principal sum of $12,910,000 (the "1075 Loan Agreement");


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                  (viii) An agreement, dated as of May 7, 1996, between GMAC
Commercial Mortgage Corporation ("GMAC"), as lender, and Servico Lansing, Inc., as borrower, pursuant to which GMAC loaned the borrower the principal sum of $5,687,000 (the "Servico Lansing Loan Agreement"); and

                  (ix) An agreement, dated as of July 18, 1996, between GMAC, as lender, and Servico Omaha Central, Inc.; Servico Omaha, Inc.; Servico Wichita, Inc.; Servico Council Bluffs, Inc.; and Servico West Des Moines, Inc., as borrowers, pursuant to which GMAC loaned the borrowers the principal sum of $16,840,000 (the "Omaha Loan Agreement", and together with the Melbourne Loan Agreement, Fort Wayne Loan Agreement, Worcester Loan Agreement, Servico Frisco Loan Agreement, Apico Loan Agreement, Atlanta Boston Loan Agreement, 1075 Loan Agreement, and Servico Lansing Loan Agreement, the "Loan Agreements"). Borrowers Melbourne Hospitality Associates, L.P., Fort Wayne Hospitality Associates L.P., Servico Lansing, Inc., Worcestor Hospitality Associates, Servico Frisco, Inc., Aprico Inns of Pittsburgh, Inc. and Atlanta Boston Lodging LLC are hereinafter collectively referred to as the "Specified Debtors".

            J. In addition to the Loan Agreements, all of the Loans to the Specified Debtors (the "Specified Loans") are further evidenced by, among other things, duly executed promissory notes (collectively, the "Notes"), first priority mortgages, security agreements and assignment of leases and rents (collectively, the "Mortgages and Assignments of Rents", and together with the Notes, Loan Agreements with the Specified Debtors and all other documents executed in connection therewith, the "Loan Documents") in and to each Hotel Property owned by the Specified Debtors (collectively, the "Specified Debtors' Hotel Properties").

            K. The Debtors have informed CMSLP that the Specified Debtors' Hotel Properties require substantial capital expenditures (the "Capital Expenditures") in order to


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preserve the value of the Hotel Properties, which Capital Expenditures must be completed during the calendar year 2002. Such Capital Expenditures include, but are not limited to, property improvement programs ("PIPs") agreed to by the Debtors and one or more of the Specified Debtors' franchisors.

            L. The Specified Debtors' repayment of the Specified Loans is secured by, among other things, a first priority lien in and to the Specified Debtors' Hotel Properties, as well as all of the rents, profits, proceeds and revenues derived from such hotels (the "Specified Debtors' Cash Collateral"; collectively, with the Specified Debtors' Hotel Properties, the "Specified Debtors' Collateral").

            M. Subsequent to, or simultaneously with, the closing of the Loans, the Loan Documents were deposited into three (3) separate trusts as part of securitization transactions for the benefit of the Registered Holders of the First Union-Lehman Brothers Commercial Mortgage Trust II, Commercial Mortgage Pass-Through Certificates, Series 1997-C2 ("Trust I"), the Registered Holders of the LB Commercial Conduit Mortgage Trust II, Multiclass Pass-Through Certificates, Series 1996-C2 ("Trust II"), the Registered Holders of First Union-Lehman Brothers Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 1997-C1 ("Trust III", and together with Trust I and Trust II, the "Trusts"). CRIIMI MAE Services L.P. ("CMSLP") is the special servicer to LaSalle Bank National Association, a National Banking Association formerly known as LaSalle National Bank, as Trustee of Trusts 1 and 2, and to State Street Bank and Trust Company, as Trustee for Trust 3.

            N. The Trusts currently hold the mortgage debt encumbering the Specified Debtors' Hotel Properties and are, therefore, required to be repaid the Specified Loans from the Specified Debtors in accordance with the terms and conditions of the Loan Documents, as well as the other documents executed in connection with the securitization of the Loans.


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            O. Prior to the Filing Date, the Specified Debtors had not defaulted in the payment of any amounts due to the Trusts under the Loan Documents.

            P. The Specified Debtors were, as of the Filing Date, and still are indebted to Trust 1 pursuant to the terms and conditions of the Loan Documents, in the aggregate principal amount of approximately $7,060,340 (seven million, sixty thousand, three hundred and forty dollars), together with accrued unpaid interest, which continues to accrue, and costs and expenses including, without limitation, attorneys' fees and costs, which continue to accrue (collectively, the "Trust 1 Debt").

            Q. The Specified Debtors were, as of the Filing Date, and still are indebted to Trust 2 pursuant to the terms and conditions of the Loan Documents, in the aggregate principal amount of approximately $5,305,229 (five million, three hundred and five thousand, two hundred and twenty nine dollars), together with accrued and unpaid interest, which continues to accrue, and costs and expenses including, without limitation, attorneys' fees and costs, which continue to accrue (collectively, the "Trust 2 Debt").

            R. The Specified Debtors were, as of the Filing Date, and still are indebted to Trust 3 pursuant to the terms and conditions of the Loan Documents, in the aggregate principal amount of approximately $20,275,424 (twenty million, two hundred seventy five thousand, four hundred and twenty four dollars), together with accrued and unpaid interest, which continues to accrue, and costs and expenses including, without limitation, attorneys' fees and costs, which continue to accrue (collectively, the "Trust 3 Debt", and together with the Trust 1 Debt and Trust 2 Debt, the "Trust Debt").

            S. A need exists for the Specified Debtors to use cash collateral in order to assure the continued operation of their businesses. Without such use of cash collateral, the


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Specified Debtors will be unable to pay, among other things, their operating and payroll expenses, capital expenditures and general overhead.

            T. The Trusts are willing to consent to the Debtors' limited use of the Specified Debtors' Collateral including, but not limited to the Specified Debtors' Cash Collateral and to the imposition of certain liens on the Specified Debtors' Collateral but only upon the specific terms and conditions set forth herein and to the extent of and for necessary expenses.

            U. In view of the Trusts' reliance upon the provisions of the Stipulation in consenting to the DIP Priming Liens and the use of the Specified Debtors' Cash Collateral on the terms set forth herein and the loaning of such Specified Debtors' Cash Collateral to certain of the Debtors, all as more particularly set forth in the Final Cash Collateral Order, the Final DIP Order and the Stipulation, the Trusts are parties that have "extended credit in good faith" within the meaning of section 364(e) of the Bankruptcy Code.

STIPULATION

            NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the adequacy of which is acknowledged, the Debtors and CMSLP, as special servicer and on behalf of the Trusts as their attorney in fact, hereby stipulate and agree as follows:

            1. Incorporation of Recitals: It is hereby represented by the parties that the Recitals in Paragraph A through U of this Stipulation are incorporated herein by reference and shall be deemed to be true and correct representations of the parties with respect to the statements therein as such statements apply to each or all of the parties. Each of the parties to this Stipulation represent that they have the sole right and authority to execute this Stipulation and act in accordance with its terms. CMSLP expressly represents that it is authorized to act on


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behalf of the Trusts. The Specified Debtors expressly represent that, to the extent their constituent documents required the affirmative vote or consent of an independent director or manager or similar person as a prerequisite to seeking voluntary relief under the Bankruptcy Code, that such vote or consent was duly obtained prior to the filing of the voluntary petitions by such Specified Debtors.

            2. Value of Specified Debtors' Collateral: As of the Filing Date, the value of the Specified Debtors' Collateral exceeds the amount of the Trust Debt.

            3. Use of Cash Collateral: Except as set forth herein, the Debtors are authorized to use the Cash Collateral of the Trusts through December 21, 2002 for the limited purposes specifically set forth in the Final Cash Collateral Order. Notwithstanding the foregoing, no Specified Debtors' Cash Collateral held or deposited in any reserve or escrow accounts for taxes, capital expenditures, furniture, fixtures and equipment or similar items shall be used for any purpose other than the purpose for which such accounts (collectively, the "Reserves") are dedicated with respect to the Specified Debtors' Hotel Properties in accordance with paragraph 5(e) of the Stipulation. Except as expressly permitted by this Stipulation and Order, the Debtors are prohibited from use of any of the Specified Debtors' Cash Collateral for any other purpose whatsoever. Without limiting the generality of the foregoing, the Trusts do not consent to the use of any of the Specified Debtors' Collateral (including, but not limited to the Specified Debtors' Cash Collateral) to (i) prepare, prosecute or seek approval of any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate any of the Specified Debtors with any of the other Debtors; (ii) investigate, assert, commence, prosecute or otherwise take any action with respect to any claim or alleged claim against the Trusts, including but not limited to, claims arising under sections 542 through and including 553 of the Bankruptcy Code, provided, however, that the Committee may utilize up to


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$21,000.00 (twenty one thousand dollars) of the Specified Debtors' Cash
Collateral to investigate the Trusts' Debt, the liens and security interests of the Trusts securing the Trust Debt and any potential claim for relief or cause of action with respect to the Trust Debt; (iii) challenge the amount, validity, priority or enforceability of the Trust Debt or the security interests and liens of the Trusts in the Specified Debtors' Collateral or assert any defense, claim, counterclaim or offset with respect to the Trust Debt or the security interests and liens of the Trusts; (iv) challenge in any manner whatsoever the Trusts' Debt and any other rights, claims and entitlements of the Trusts under any of the Loan Documents; (v) change, amend or modify in any manner whatsoever any of the Loan Documents; or (vi) seek the modification, amendment or vacature of this Stipulation.

            4. Consent to DIP Priming Lien on Specified Debtors' Hotel
Properties: Subject to and in accordance with the terms of this Stipulation, CMSLP, on behalf of the Trusts, consents to a limited DIP Priming Lien (the "DIP Priming Lien") to be imposed upon the Specified Debtors' Collateral. The amount of the DIP Priming Lien on the Specified Debtors' Collateral shall be limited to the extent of the Specified Debtors' Attributed DIP Amount (as defined in the DIP Credit Agreement) that is actually advanced to Lodgian under the DIP Credit Agreement prior to a Termination Event (as hereinafter defined), and, in no such event, shall the DIP Priming Lien on the Specified Debtors' Collateral exceed the aggregate amount of $2,892,800 (two million, eight hundred ninety two thousand and eight hundred dollars), which shall be allocated to the Specified Debtors' Collateral in accordance with schedule 3.15 to the DIP Credit Agreement. To the extent that the consent of the Trusts is required for the Specified Debtors to incur the obligations or grant the liens contemplated hereunder or in connection with the DIP Financing or the Final Cash Collateral Order (whether under the terms of their respective


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certificates of incorporation, other constituent documents or other instruments or agreements), such consent is hereby given.

            5. Adequate Protection: Notwithstanding anything to the contrary contained in section 552(a) of the Bankruptcy Code, as adequate protection for, and to secure payment of, in an amount equal to the aggregate diminution in the value of the Specified Debtors' Collateral (including, the Specified Debtors' Cash Collateral) from the Filing Date, as security for and an inducement to the Trusts to permit the Debtors' use of the Specified Debtors' Cash Collateral and to consent to the imposition of the DIP Priming Lien, the Debtors hereby grant to the Trusts the following adequate protection:

            (a) a replacement lien (the "Specific AP Lien") on all of the prepetition and postpetition property (including without limitation, all postpetition hotel revenue and other charges) of the Specified Debtors, which lien shall be junior only to (i) the DIP Priming Lien, and (ii) the Carveout, but only to the extent of the Attributable DIP Percentage (as defined in the DIP Credit Agreement) (as so limited, $173,568.22 (one hundred seventy three thousand, five hundred sixty eight dollars and twenty two cents));

            (b) (1) a replacement lien (the "Primed Lender AP Lien") on all of the prepetition and postpetition property (including without limitation, all postpetition hotel revenue and other charges) owned by the Debtors (other than the Utility Reserve Account (as defined in the Final Cash Collateral Order)), which lien shall be pari-passu with other Primed Lender AP Liens granted to other lenders of such property, but subject to the Carveout, but only if a DIP Priming Lien has been granted with respect to such property (and, in any event, only to the extent of the Attributable DIP Percentage (as defined in the DIP Credit Agreement)) and the following liens: (w) any DIP Priming Lien on such property, but only to the extent of the such Debtors' Attributed DIP Amount (as defined


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      in the DIP Credit Agreement) that is actually advanced, (x) any Qualified
      Prepetition Liens on such property and any section 506(c) charges assessed against such liens and (y) any Specific AP Lien on such property; provided, however, if (but only to the extent that and for so long as) the holder of any Prepetition Mortgage (as defined in the Final Cash Collateral Order) has the benefit of an express restriction or prohibition contained in the certificate of incorporation or similar constitutive document of the Debtor owning such property that prevents the creation of the security interest and lien provided by this paragraph 5(b) (including without limitation Impac Hotels II, LLC and Impac Hotels III, LLC), then, such General AP Lien shall become effective and enforceable only (i) with the consent of such creditor or (ii) upon the payment in full of the claim secured by such Qualified Prepetition Lien; provided, however, the property subject to the liens granted to the Trusts as set forth in the Stipulation shall exclude the Debtors' claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy
      Code, or any other avoidance actions under the Bankruptcy Code;

            (b) (2) a replacement lien (the "General AP Lien") on all of the prepetition and postpetition property (including without limitation, all postpetition hotel revenue and other charges) owned by the Debtors (other than the Utility Reserve Account), which lien shall be pari-passu with other General AP Liens granted to other lenders of such property, but subject to the Carveout, but only if a DIP Priming Lien has been granted with respect to such property (and, in any event, only to the extent of the Attributable DIP Percentage (as defined in the DIP Credit Agreement)) and the following liens: (i) any DIP Priming Lien on such property, but only to the extent of the such Debtors' Attributed DIP Amount (as defined in the DIP Credit Agreement) that is actually advanced, and (ii) any Qualified Prepetition Liens on such property and any section 506(c) charges assessed against such


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      liens, (iii) any Specific AP Lien on such property, (iv), any Primed
      Lender AP Lien (as defined in the Motion) on such property, (v) any Specific I/C Lien on such property, and (vi) any liens granted to the DIP Lenders under 364(c) of the Bankruptcy Code on such property, but only if such property is owned by a Low Leverage Debtor; provided, however, if (but only to the extent that and for so long as) the holder of any Prepetition Mortgage (as defined in the Final Cash Collateral Order) has the benefit of an express restriction or prohibition contained in the certificate of incorporation or similar constitutive document of the Debtor owning such property that prevents the creation of the security interest and lien provided by this paragraph 5(b) (including without limitation Impac Hotels II, LLC and Impac Hotels III, LLC), then, such General AP Lien shall become effective and enforceable only (i) with the consent of such creditor or (ii) upon the payment in full of the claim secured by such Qualified Prepetition Lien; provided, however, the property subject to the liens granted to the Trusts as set forth in the Stipulation shall exclude the Debtors' claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy
      Code, or any other avoidance actions under the Bankruptcy Code;

            (c) except as other provided in paragraph 5(b), the security interests and replacement liens granted to the Trusts as set forth herein, shall be deemed validly and properly perfected and enforceable against all other persons or entities upon the entry of this Stipulation by the Court without the necessity of filing, recording or serving any financing statements, deeds, mortgages, or other documents which may otherwise be required under federal or state law in any jurisdiction or the taking of any other action to validate or perfect the security interests and liens granted to Trusts herein;


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            (d) the Debtors shall make all (i) monthly interest payments to the
      Trusts due under the Specified Loans (which payments shall include any interest payable from and after the Filing Date and constitute a permitted use of the Specified Debtors' Collateral) at the non-default rates specified in the Loan Documents during the term of this Stipulation and
      (ii) payments necessary to timely and fully fund all Reserves required under the Loan Documents;

            (e) the Debtors shall timely perform and complete all actions necessary or appropriate to protect the Specified Trust Debtors' Collateral against diminution in value, including but not limited to Capital Expenditures necessary to (i) maintain the Trust Debtors' right to use franchise names and trademarks ("Franchise Flags") under existing franchise or operating agreements ("Franchise Agreements") for the applicable hotels, to comply with the Trust Debtors' obligations under the existing Franchise Agreements and any rules or regulations imposed upon the Trust Debtors thereunder and to comply with any PIPs as may be agreed to by the franchisor (the "Franchisor"), or (ii) replace, without interruption, the Trust Debtors' right to use Franchise Flags under existing Franchise Agreements for the applicable hotels with comparable replacement Franchise Agreements and Franchise Flags, consistent with the provisions of paragraph 5(i) of the Stipulation and comply with the Specified Debtors' obligations with respect to such matters under the Loan Documents;

            (f) the Debtors shall (i) provide CMSLP in a timely fashion with a detailed budget or budgets with respect to such Capital Expenditures, which budget or budgets shall be subject to CMSLP's reasonable approval;
      (ii) remove or bond any postpetition lien or claim based upon the furnishing of labor or materials in connection with such Capital Expenditures; (iii) obtain all necessary licenses, permits and approvals in


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      connection with such Capital Expenditures; (iv) comply with any law, ordinance, rule or regulation, or building line or restriction applicable to the Specified Debtors' Hotel Properties; (v) provide CMSLP with written reports, on or before the fifth day of each month, describing the status of the Capital Expenditures; and (vi) permit CMSLP or any consultant retained by or on behalf of CMSLP to inspect the Specified Debtors' Hotel Properties during normal business hours; and

            (g) the Debtors shall timely furnish to CMSLP, on behalf of the Trusts, (i) all such reports and other information required to be provided to the Trusts under the Loan Documents and (ii) a monthly statement of operating results and sources and uses of cash with respect to the Specified Debtors' Hotel Properties, no later than thirty (30) days after the end of each calendar month.

            (h) the Specified Debtors shall comply with all postpetition obligations under the Franchise Agreements and all rules and regulations imposed upon the Specified Debtors by the Franchisors in connection therewith;

            (i) the Specified Debtors shall comply with their obligations in respect of the Franchise Agreements and the Franchise Flags under the Loan Documents;

            (j) other than in connection with the entry by the Specified Debtors into a new Franchise Agreement, the Specified Debtors will not reject any Franchise Agreement pursuant to section 365(a) of the Bankruptcy Code;

            (k) the Specified Debtors shall use their best efforts to obtain with respect to existing Franchise Agreements, and will obtain, with respect to any renewal or extension of an existing Franchise Agreement or the entry into any new Franchise Agreement, comfort letters or tripartite agreements acknowledging the Trusts' liens and the right of


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      the Trusts to continue such Franchise Agreements in the event that the
      Trusts or their nominee or designee takes title to any Hotel Property;

            (l) the Debtors shall pay the reasonable attorneys' fees and disbursements incurred by CMSLP in connection with the Cases on and after the Filing Date within ten business days after presentment by CMSLP of an invoice to the Debtors; and

            (m) CMSLP may, but shall not be required to, utilize the appropriate Reserves to pay prepetition real estate taxes in respect of the Specified Debtors' Collateral to the extent that there are sufficient Reserves to do so.

            6. Termination of Use of Cash Collateral and of Consent to Further DIP Priming Lien: Notwithstanding anything to the contrary contained herein, the Debtors' right to use and the use of the Specified Debtors' Cash Collateral and the Trusts' consent to imposition of the DIP Priming Lien with respect to any advances made by the DIP Lenders after the occurrence of any Termination Event (as hereinafter defined), shall expire on the earliest to occur of (the first such occurrence being hereinafter referred to as the "Termination Event"): (i) December 21, 2002; (ii) the entry by this Court or any other court of an order reversing, amending, supplementing, staying, vacating or otherwise modifying the terms of this Stipulation; (iii) the dismissal of any of the Debtors' bankruptcy cases or the conversion of any of the Debtors' bankruptcy cases to a case under Chapter 7 of the Bankruptcy Code; (iv) the entry by this Court of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code to any entity other than the Trusts with respect to the Specified Debtors (other than relief from the stay in favor of a lessor of, or a secured creditor with a lien against, personal property having a value not exceeding $25,000 (twenty-five thousand dollars)); (v) the filing by the Debtors of any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate the Specified Debtors with any of the other Debtors;
(vi) the
filing by the Debtors of any motion, application, adversary proceeding or plan of reorganization or liquidation seeking to (a) challenge in any manner whatsoever the Trusts' Debt and any other rights, claims and entitlements under any of the Loan Documents or under this Stipulation, (b) change, amend or modify in any manner whatsoever any of the Loan Documents, or (c) seek the modification, amendment or vacature of this Stipulation without the Trusts' express written prior consent; (vii) the appointment of a trustee or examiner or other representative with expanded powers for any of the Debtors; (viii) the occurrence of the effective date or consummation of a plan of reorganization for any of the Debtors; (ix) the termination or rejection of any Franchise Agreement for any of the Specified Debtors' Hotel Properties except as permitted in paragraph 5(i); (x) the existence of any material postpetition default under any Franchise Agreement for any of the Specified Debtors' Hotel Properties and, with respect thereto, the expiration of (a) any applicable cure period under the Loan Documents or (b) five calendar days, whichever is longer, from notice to the Debtors of the occurrence of a Termination Event; (xi) the breach of any of the Debtors' obligations under the Stipulation and, in the case of obligations under paragraph 5(d), (e), (f) & (g), the failure to cure such breach within five business days of notice thereof; (xii) an Event of Default under the DIP Credit Agreement (as defined in the DIP Credit Agreement); (xiii) a sale of any of the Collateral pursuant to section 363(b) of the Bankruptcy Code; (xiv) the Debtors' exclusive right to file a plan or solicit acceptances thereof is terminated;
(xv) an Event of Default (as defined in the Loan Documents) with respect to any borrower that is not a Specified Debtor under the applicable Loan Documents; and
(xvi) if, after the date of this Stipulation, any Specified Debtor shall commence or become the subject of a bankruptcy case, and such Debtor shall not agree to be bound by the terms of this Stipulation within ten days of the entry of an order for relief in its case. On and after the Termination Event, the Debtors shall immediately cease using any of the Specified Debtors' Cash Collateral; provided, however, that the Debtors reserve the right to seek authorization to use such Specified Debtors' Cash Collateral pursuant to section 363(c) of the Bankruptcy Code and CMSLP reserves the right to oppose such relief.

            7. Acknowledgment of Trust Debt and Prepetition Liens: The Debtors acknowledge and agree that the Trust Debt is valid and due and owing and that the separate liens and security interests encumbering the Specified Debtors' Collateral securing the Trust Debt are each valid, enforceable and perfected senior liens. This paragraph 7 shall be binding and effective upon all persons and entities, including but not limited to, the Debtors and the Committee; provided, however, that the Committee shall have until April 15, 2002, to commence an adversary proceeding (a) against the Trusts with respect to the Trusts' Debt or the liens and security interests of the Trusts securing the Trust Debt or (b) otherwise asserting any claims for relief or causes of action against the Trusts or any Released Party with respect to the Trust Debt (the "Challenge Period"). In the event no such adversary proceeding is commenced by the Committee within the Challenge Period, the Committee shall be deemed to have acknowledged and agreed that the Trusts' Debt is valid and that the liens and security interest of the Trusts securing the Trusts' Debt are valid, enforceable and perfected senior liens.

            8. Release of Trusts: The Debtors acknowledge and agree that they do not possess and may not assert any claim, counterclaim, setoff or defense of any kind or nature which would in any way affect the enforceability, priority, amount and validity, of the claims and liens granted to Trusts under this Stipulation or under the Loan Documents, including but not limited to the Trusts' Debt, and (ii) the Debtors hereby release, discharge, and acquit CMSLP and the Trusts, and each of CMSLP's and the Trusts' officers, directors, shareholders, agents, professionals, representatives, employees, subsidiaries, and affiliates, and each of the successors, assigns, heirs, and representatives of each (collectively with the Trusts and CMSLP, the

"Released Parties") from any and all claims, rights, demands, injuries, debts, damages, liabilities, omissions, contracts, agreements, actions, and causes of action, whether at law or in equity, and whether based on contract, tort, or otherwise, known or unknown, suspected or unsuspected, of every kind and nature, which the Debtors or their successors, assigns, heirs, and representatives at any time had, now have, or hereafter can or may have against any of the Released Parties arising prior to the entry of this Stipulation with respect to the Trusts' Debt.

            9. Information to Lender: In addition to the information required to be provided to CMSLP in paragraph 5(e) & (g) of this Stipulation, the Debtors are authorized and directed to provide to CMSLP any and all documentation, reports, schedules, assignments, financial statements, insurance policies and endorsements, access, inspection, audit, inquiry and other rights which CMSLP may reasonably request with respect to the Specified Debtors.

            10. Modification of Automatic Stay: The Debtors are hereby authorized and directed to perform all acts, and execute and comply with the terms of such other documents, instruments, and agreements as the Trusts may reasonably require as evidence of and for the protection of the Trusts, or which may be otherwise deemed necessary by the Trusts to effectuate the terms and conditions of this Stipulation. The automatic stay imposed by section 362 of the Bankruptcy Code is hereby modified and vacated in all respects necessary in order to enable the Debtors to perform all of its obligations hereunder.

            11. Priority of the Trusts Liens and Claims: Except as specifically set forth in this Stipulation, the Trusts' liens and claims granted under this Stipulation shall have priority in right of payment over any and all other claims, debts, obligations, liabilities and indebtedness of the Debtors of any kind, now in existence or hereinafter incurred by the Debtors and over all administrative expenses or priority claims of the kind specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c) (except as otherwise expressly permitted by paragraph 12 of the Stipulation), or 507(b) of the Bankruptcy Code. No other claim or lien having a priority superior or pari passu with the claims and liens granted to the Trusts pursuant to the terms of this Stipulation shall be granted in any of the Debtors' cases while any portion of the Trusts claims, including the Trusts' Debt and all other claims arising after the Filing Date, remain outstanding.

            12. No Surcharge: Except with respect to the Carveout (and, in any event, only to the extent of the Attributable DIP Percentage (as defined in the DIP Credit Agreement)) and except as otherwise expressly provided in the last two sentences of this paragraph 12, no costs or expenses of administration which have been or may be incurred in any of these cases, any conversion of any of the Debtors' cases pursuant to section 1112 of the Bankruptcy Code, or in any future proceedings or cases related hereto (i) shall be charged against the Trusts, their claims, or the Specified Debtors' Collateral under section 506(c) of the Bankruptcy Code or otherwise, without the prior written consent of the Trusts, and no such consent shall be implied from any other action, inaction or acquiescence by the Trusts; or (ii) shall be senior to or on a parity with the liens and security interests granted to the Trusts pursuant to this Stipulation. Notwithstanding the foregoing, the Debtors may file an application or motion seeking to surcharge the Specified Debtors' Collateral pursuant to section 506(c) of the Bankruptcy Code for the reasonable, necessary costs and expenses of preserving, or disposing of, the Specified Debtors' Collateral, to the extent of any benefit to the Trusts (or any other subsequent holder of the Loan Documents) and to the extent of (a) the aggregate net cash funding provided to the Specified Debtors from and after the Filing Date less the sum of (b) (i) the outstanding amount of the DIP Priming Lien and (ii) the aggregate reorganization costs and expenses paid by the Specified Debtors (except to the extent that such reorganization costs and expenses directly benefited the estates of the Specified Debtors. CMSLP, on behalf of the Trusts, fully reserves the right to object to any such application or motion under section 506(c) of the Bankruptcy Code, and no action or inaction shall be deemed to constitute consent to such relief or a waiver of any rights of CMSLP or the Trusts with respect thereto.

            13. Section 364(e) Protection: In view of the Trusts' reliance upon the provisions of the Stipulation in consenting to the DIP Priming Liens and the use of the Trusts' Cash Collateral on the terms set forth herein and the loaning of such Cash Collateral to certain of the Debtors, all as more particularly set forth in the Final Cash Collateral Order, the Final DIP Order and the Stipulation, the protections afforded to the Trusts by the Stipulation and the liens and security interests granted thereby to the Trusts shall be subject to section 364(e) of the Bankruptcy Code.

            14. Binding Effect: The provisions of this Stipulation shall inure to the benefit of Debtors and the Trusts and shall be binding upon the Debtors and their successors and assigns, including any trustee or other fiduciary hereafter appointed as a legal representative of any of the Debtors or with respect to property of the estate of any such Debtor, whether under Chapter 11 of the Bankruptcy Code or in any subsequent Chapter 7 case, and upon the United States Trustee and all creditors and parties in interest in these bankruptcy cases.

            15. No Waiver: Nothing in this Stipulation shall prejudice the Trusts' rights under the Bankruptcy Code and applicable non-bankruptcy law, including, without limitation, the Trusts' rights to (i) seek further adequate protection, (ii) request conversion or dismissal of any of the Debtors' bankruptcy cases; (iii) seek relief from the automatic stay under section 362(d) of the Bankruptcy Code; (iii) request appointment of a trustee or examiner in any of the Debtors' bankruptcy cases; (iv) propose or solicit acceptances of a plan of reorganization or liquidation for any of the Debtors; (v) object to or otherwise oppose any relief sought by any entity or party in these cases, including without limitation, to object to any application filed by any professional in these cases seeking compensation and reimbursement of expenses under sections 330 or 331 of the Bankruptcy Code; (vi) object to or otherwise oppose any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate the Specified Debtors with any of the other Debtors; or (vii) assert that the Debtors are obligated to pay the Trusts the default rate of interest and any other charges, penalties and costs required to be paid under the Loan Documents for the period commencing on the Filing Date and continuing until all such amounts due to the Trusts under the Loan Documents and hereunder are paid in full. This Stipulation and the transactions contemplated hereby shall be without prejudice to any and all rights, remedies, claims and causes of action which the Trusts have or may have against any party who may be liable with any of the Debtors for the Trusts' Debt and otherwise under the Loan Documents or any part thereof. The execution of this Stipulation, and nothing contained therein, shall be deemed to be an admission, or constitute evidence, in connection with any matter or proceeding other than the enforcement of the terms of this Stipulation, including but not limited to (i) any subsequent motion or application for use of Cash Collateral or for approval of debtor in possession financing; (ii) any motion, application or plan of reorganization or liquidation seeking to substantively consolidate one or more of the Specified Debtors with any other person; and (iii) any motion or application filed by or on behalf of the Trusts seeking to modify the automatic stay, dismissal of the Cases or termination of exclusivity. Except as otherwise expressly provided in the Stipulation, the parties hereto expressly reserve all of their rights and remedies under the Bankruptcy Code and applicable non-bankruptcy law.

            16. Waiver by the Debtors: Each of the parties hereto hereby irrevocably waives any right to seek any modifications or extensions of this Stipulation without the prior written consent of the other party thereto.

            17. No Construction Against Draftsman: The provisions of this Stipulation shall be deemed to have been jointly drafted by the Debtors and the Trusts and shall not be construed against a party because of its role in drafting this Stipulation.

            18. Execution in Counterparts: This Stipulation may be executed in one or more counterparts, all of which shall be deemed to be a single original.

            19. No Waiver of Rights: In the event that any of the Debtors' cases are dismissed, neither the entry of this Stipulation nor the dismissal of such case(s) shall affect the rights of the Trusts or the Debtors under this Stipulation, and all the rights and remedies of the Trusts hereunder or at law or in equity shall remain in full force and effect as if such case had not been filed.

            20. Most Favored Nation: In the event that any creditor is granted adequate protection of its interests in a manner that is in addition to or is superior in any respect to the adequate protection set forth in paragraph 5 of the Stipulation, the Trusts shall be entitled to such additional adequate protection, which shall be evidenced by an order jointly presented to the Court by the Debtors and CMSLP (the "Supplemental Order") for consideration after notice and a hearing. In the event the Debtors and CMSLP are unable to promptly agree on the terms of such Supplemental Order, either party shall be entitled to file a motion seeking the entry of an order granting to the Trusts such additional adequate protection.

            21. Notices: Any notice required or permitted under the Stipulation or the Loan Documents shall be delivered by facsimile, overnight mail or certified or registered mail as follows:

If to the Debtors:

             Lodgian, Inc.
             3445 Peachtree Road
             Suite 700
             Atlanta, GA 30326
             Phone: (404) 365-3823
             Fax: (404) 364-6144
             Attention: Chief Financial Officer

With a copy to:

             Gregory M. Petrick, Esq.
             Barry N. Seidel, Esq.
             Cadwalader, Wickersham & Taft
             Attorneys for the Debtors
             100 Maiden Lane
             New York, New York 10038
             Phone: 212-504-6000
             Fax: 212-504-6666

If to CMSLP:

             David Goozman
             Amy Hoffman, Esq.
             CRIIMI MAE SERVICES L.P.
             11200 Rockville Pike
             Rockville, MD 20852
             Phone: (301) 468-3133
             Fax: (301) 231-0325

With a copy to:
             Lawrence P. Gottesman, Esq.
             Brown Raysman Millstein Felder & Steiner, LLP
             900 Third Avenue
             New York, NY 10022
             Phone: (212) 895-2060
             Fax: (212) 895-2900

All notices shall be deemed given upon transmission, if sent by facsimile; upon the first business day after mailing, if sent by overnight mail; and upon the third business day after mailing, if sent by certified or registered mail.

Dated: New York, New York
February 23, 2002

CADWALADER, WICKERSHAM &              BROWN RAYSMAN MILLSTEIN
TAFT                                  FELDER & STEINER LLP

By: s/                                By:s/
----------------------------------       --------------------------------------
    Gregory M. Petrick (GP-2175)         Lawrience P. Gottesman, Esq. (LG-7061)
100 Maiden Lane                          Gerard S. Catalanello, Esq. (GC-0945)
New York, New York 10038                 Arianna Frankl (AF-7764)
(212) 504-6000                           900 Third Avenue
                                         New York, New York  10022
CURTIS, MALLET-PREVOST, COLT &           (212) 895-2000
MOSLE LLP
   Steven J. Reisman, Esq. (      )
101 Park Avenue
New York, New York 10178-0061
(212) 696-6065

Attorneys for the Debtors and         Attorneys for Criimi Mae Services
Debtors-in-Possession                 Limited Partnership, as special
                                      servicer for LaSalle Bank N.A.,
                                      f/k/a LaSalle National Bank, as
                                      Trustee for the Registered Holders
                                      of the First Union-Lehman Brothers
                                      Commercial Mortgage Trust II,
                                      Commercial Mortgage Pass-Through
                                      Certificates, Series 1997-C2,
                                      LaSalle Bank, N.A., as Trustee for
                                      the Registered Holders of the LB
                                      Commercial Conduit Mortgage Trust
                                      II, Multiclass Pass-Through
                                      Certificates, Series 1996-C2, and
                                      State Street Bank and Trust
                                      Company, as Trustee for the
                                      Registered Holders of First
                                      Union-Lehman Brothers Commercial
                                      Mortgage Trust, Commercial Mortgage
                                      Pass-Through Certificates, Series
                                      1997-C1


SO ORDERED THIS _14th_ DAY OF
FEBRUARY, 2002

                                               /s/Burton R. Lifland
                                          ------------------------------
                                          United States Bankruptcy Judge